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                                                                    Exhibit 10.2


                    AGREEMENT CONTAINING FINANCIAL COVENANTS
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  This Agreement is effective as of this 24th day of February, 1999, between The
Leap Group, Inc., a Delaware corporation (hereinafter referred to as "Borrower") and American National Bank and Trust Company of Chicago (hereinafter referred to as "Lender").

  WHEREAS, on February 24, 1999, Borrower executed a Promissory Note (Secured) in the amount of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) (hereinafter referred to as the "Loan"); and

  WHEREAS, the parties hereto have agreed upon certain financial covenants to be maintained by the Borrower for the term of the Loans, and any extensions, modifications, amendments or renewals thereof, as herein set forth;

  NOW THEREFORE, in consideration of the premises and mutual promises and agreements hereinafter made by and between the parties hereto, the said parties do hereby mutually agree as follows:

  Until all of Borrower's Loans are paid in full, Borrower agrees that unless at any time Lender shall otherwise expressly consent in writing, it will comply with the following financial covenants:

     A. Leverage Ratio. Not permit the Leverage Ratio to be more than 1.20 to
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     1.00, measured on Borrower's fiscal quarterly basis. "Leverage Ratio" is defined as the ratio of total indebtedness (excluding subordinated debt) to Tangible Net Worth. Tangible Net Worth is defined as shareholder's equity, less any intangibles, prepaid expenses, notes receivable, and accounts receivable from a related party.

     B. Cash Flow Coverage Quotient.  Not permit the ratio of Borrower's
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     earnings before interest, taxes, depreciation and amortization expense, less non-financed capital expenditures ("Cash Flow") to total interest expense (including interest on subordinated obligations), required income taxes and required principal payments ("Fixed Charges") to be less than
     1.25 to 1.00. This covenant will be measured on Borrower's fiscal quarterly basis beginning with the fiscal year ending January 31, 2000.

     C. Current Ratio.  Not permit the Current Ratio to be less than 1.10 to
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     1.00, measured on Borrower's fiscal quarterly basis. "Current Ratio" is defined as the ratio of Current Assets (disregarding any of the Borrower's intangible assets as described in the definition of "Tangible Net Worth") divided by Current Liabilities.

     D. Financial Statements.  Borrower will be required to submit quarterly,
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     per book financial statements to Lender in addition to an audited annual statement prepared by an accountant acceptable to Lender. The annual statement must be delivered to Lender within ninety days of the close of Borrower's fiscal year.

  Failure to maintain the aforementioned financial covenants will constitute an event of default under the Loans referenced hereinabove.

  It is expressly understood and agreed by and between the parties hereto that the covenants and agreements herein contained shall bind and inure to the benefit of the respective heirs, executors, administrators, legal representatives and assigns of the said parties hereto.

  In witness whereof, the parties hereto have signed, sealed and delivered this Agreement effective as of the date first written above.


"BORROWER"
The Leap Group, Inc.
a Delaware corporation

By: /s/  Fred Smith
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Its:  Chairman & CEO


"LENDER"
American National Bank and
Trust Company of Chicago

By: /s/  Charlene R. Brenda
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Its:  Vice President

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